[Loyens & Loeff letterhead]

Exhibit 5.1

OFFICE ADDRESS	26 Throgmorton Street London EC2N 2AN United Kingdom
INTERNET	www.loyensloeff.com

To:

Fiat Chrysler Automobiles N.V.

Fiat House, 240 Bath Road

Slough, SL1 4DX

United Kingdom

re	Dutch law legal opinion – Post-Effective Amendment to Registration Statement on Form F-4
reference	17022763-v3C

London, 16 October 2014

Dear Sir, Madam,

1	INTRODUCTION

We have acted as special counsel on certain matters of Dutch law to the Company (as defined below) in connection with, amongst other things, the registration of the Common Shares (as defined below) in accordance with the Registration Statement (as defined below).

2	DEFINITIONS

2.1	Capitalised terms used but not (otherwise) defined herein are used as defined in the Schedules to this opinion letter.

2.2	In this opinion letter:

Common Shares means the common shares in the share capital of the Company allotted to former holders of ordinary shares of FIAT pursuant to the Merger.

Company means Fiat Chrysler Automobiles N.V. (formerly known as Fiat Investments N.V.), registered with the Trade Register under number 60372958.

Effective Date means the date on which the Merger has become effective being 12 October 2014.

Execution Date means the date on which the Deed of Allocation was executed being 12 October 2014.

FIAT means Fiat S.p.A., the public company under the laws of Italy which has merged with and into the Company pursuant to the Merger.

Merger means the cross-border statutory merger (grensoverschrijdende juridische fusie) of FIAT with and into the Company.

Resolutions means the documents listed under paragraphs 5 and 6 of Schedule 1 (Reviewed Documents).

Reviewed Documents means the documents listed in Schedule 1 (Reviewed Documents).

SEC means the United States Securities and Exchange Commission.

Securities Act means the United States of America’s Securities Act of 1933, as amended from time to time.

Special Voting Shares means the special voting shares in the share capital of the Company pursuant to the Deed of Allocation.

Trade Register means the trade register of the Chamber of Commerce in the Netherlands.

3	SCOPE OF INQUIRY

3.1	For the purpose of rendering this opinion letter, we have only examined and relied upon electronically transmitted copies of the Reviewed Documents, which we consider to be the documents necessary under Dutch law for the purpose of providing the opinions set out in this opinion letter.

3.2	We have undertaken only the following searches and inquiries (the Checks) at the date of this opinion letter:

(a)	an inquiry by telephone at the Trade Register, confirming that no changes were registered after the date of the Post-Merger Excerpt;

(b)	an inquiry by telephone at the bankruptcy clerk’s office (faillissementsgriffie) of the court in Amsterdam, the Netherlands, confirming that the Company is not listed in the insolvency register;

(c)	an online inquiry on the relevant website (www.rechtspraak.nl) of the EU Registrations with the Central Insolvency Register (Centraal Insolventie Register) confirming that the Company is not listed on the EU Registrations with the Central Insolvency Register; and

(d)	an online inquiry on the relevant website (http://eur-lex.europa.eu/) of the Annex to Council regulation (EC) No 2580/2001, Annex I of Council regulation (EC) No 881/2002 and the Annex to Council Common Position 2001/931 relating to measures to combat terrorism, all as amended from time to time, confirming that the Company is not listed on such annexes, which we consider to be the investigations necessary under Dutch law for the purpose of providing the opinions set out in this opinion letter.

3.3	We have not reviewed any documents incorporated by reference or referred to in the Reviewed Documents (unless included as a Reviewed Document) and therefore our opinions do not extend to such documents.

4	NATURE OF OPINION

4.1	We only express an opinion on matters of Dutch law and the law of the European Union, to the extent directly applicable in the Netherlands, in force on the date of this opinion letter, excluding unpublished case law. We do not express an opinion on tax law, competition law and financial assistance. The terms the “Netherlands” and “Dutch” in this opinion letter refer solely to the European part of the Kingdom of the Netherlands.

4.2	Our opinion is strictly limited to the matters stated herein. We do not express any opinion on matters of fact, on the commercial and other non-legal aspects of the transactions contemplated by the Merger Deed, the Deed of Amendment or the Deed of Allocation and on any representations, warranties and other information included in the Merger Deed, the Deed of Amendment and the Deed of Allocation and any other document examined in connection with this opinion letter, except as expressly stated in this opinion letter.

4.3	In this opinion letter Dutch legal concepts are sometimes expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to the concepts described by the same English term as they exist under the laws of other jurisdictions. For the purpose of tax law a term may have a different meaning than for the purpose of other areas of Dutch law.

4.4	This opinion letter and any non-contractual obligations arising out of or in relation to this opinion letter are governed by Dutch law.

4.5	This opinion letter refers to the date hereof. No obligation is assumed to update this opinion letter or to inform any person of any changes of law or other matters coming to our knowledge and occurring after the date of this opinion letter, which may have effect on the opinions set out in this opinion letter.

4.6	This opinion letter is issued by Loyens & Loeff N.V. Individuals or legal entities that are involved in the services provided by or on behalf of Loyens & Loeff N.V. cannot be held liable in any manner whatsoever.

5	OPINIONS

The opinions expressed in this paragraph 5 (Opinions) should be read in conjunction with the assumptions set out in Schedule 2 (Assumptions) and the qualifications set out in Schedule 3 (Qualifications). On the basis of these assumptions and subject to these qualifications and any factual matters or information not disclosed to us in the course of our investigation, we are of the opinion that as at the date of this opinion letter:

5.1	Corporate status

The Company has been duly incorporated and is validly existing as a naamloze vennootschap (public limited liability company) under Dutch law.

5.2	Enforceability

Any contractual obligations contained in the Merger Deed and the Deed of Allocation constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

5.3	No insolvency, dissolution, merger or demerger

Based solely on the Post-Merger Excerpt and the Checks, the Company is validly existing and has not been dissolved (ontbonden), merged (gefuseerd) involving the Company as disappearing entity, demerged (gesplitst), granted a suspension of payments (surseance verleend), declared bankrupt (failliet verklaard) or been subjected to any insolvency proceedings listed in Annex A or winding up proceedings listed in Annex B of the 29 May 2000 Council Regulation (EC) No 1346/2000 on Insolvency Proceedings (the Insolvency Regulation).

5.4	Issued share capital

5.4.1	Each Common Share has been duly authorised, validly issued, fully paid and is non-assessable.

5.4.2	Each Special Voting Share has been duly authorised, validly issued, fully paid and is non-assessable.

6	ADDRESSEES

6.1	This opinion letter is addressed to you in relation to the Registration Statement and may not be disclosed to and relied upon by any other person without our prior written consent. This opinion letter is not to be used or relied upon by you or by any other person for any purpose other than in connection with the filing of the Registration Statement.

6.2	We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to Loyens & Loeff N.V. under the heading “Legal Matters” in the Registration Statement. In giving the consent set out in the previous sentence, we do not thereby admit or imply that we are in the category of persons whose consent is required under Section 7 of the Securities Act or any rules and regulations of the SEC promulgated thereunder.

Yours faithfully,

Loyens & Loeff N.V.

/s/ Loyens & Loeff N.V.

Schedule 1

REVIEWED DOCUMENTS

1	An excerpt of the registration of the Company in the Trade Register dated 9 October 2014 (the Pre-Merger Excerpt).

2	An excerpt of the registration of the Company in the Trade Register dated 15 October 2014 (the Post-Merger Excerpt).

3	The deed of incorporation of the Company dated 1 April 2014 (the Deed of Incorporation).

4	The deed of amendment (the Deed of Amendment), including the articles of association of the Company dated 11 October 2014 (the Articles).

5	The minutes of the meeting of the board of directors of the Company dated 10 October 2014 (the Board Minutes).

6	The resolution of the general meeting of the Company dated 10 October 2014 (the Shareholder’s Resolution).

7	All relevant pages of the shareholders’ register (aandeelhoudersregister) of the Company (the Shareholders’ Register) showing that the nominal value of the Common Shares and the Special Voting Shares issued pursuant to respectively the Merger Deed and the Deed of Allocation has been fully paid.

8	The common cross-border merger terms drawn up and executed by the boards of directors of FIAT and the Company dated 17 June 2014, relating to the Merger (excluding any documents incorporated by reference therein and any schedules thereto, other than specifically referred to in this opinion letter, the Common Cross-Border Merger Terms).

9	The notarial deed of merger dated 11 October 2014 between the Company as acquiring company and FIAT (the Merger Deed).

10	The deed of initial allocation relating to the allocation of Special Voting Shares, as attached hereto as Annex A (the Deed of Allocation).

11	A copy of the auditor’s certificate (accountantsverklaring) as referred to in Section 2:328 paragraph 1, second sentence, and Section 2:333g of the Dutch Civil Code, in relation to the contribution on the Common Shares allotted on occasion of the Merger, issued by Mr. L.M.A. van Opzeeland of KPMG Accountants N.V. at the request of the Company on 15 June 2014 (the Auditor’s Certificate).

12	The final draft of the registration statement on Form F-4 filed by the Company with the SEC under the Securities Act, as amended by the post-effective amendment dated the date hereof (excluding any documents incorporated by reference herein and any exhibits hereto, other than specifically referred to in this opinion letter, the Registration Statement).

Schedule 2

ASSUMPTIONS

The opinions in this opinion letter are subject to the following assumptions:

1	Documents

1.1	All signatures are genuine, all original documents are authentic and all copies are complete and conform to the originals.

1.2	The information recorded in the Pre-Merger Excerpt is true, accurate and complete on the date of the Resolutions.

1.3	The information recorded in the Post-Merger Excerpt is true, accurate and complete on the date hereof and was true, accurate and complete on the Execution Date (although not constituting conclusive evidence thereof, this assumption with respect to the date hereof is supported by the Checks).

1.4	The Deed of Allocation has been validly executed and will not be amended, supplemented, terminated, rescinded, nullified or declared void thereafter.

1.5	The information recorded in the Shareholders’ Register is true, accurate and complete on the date of this opinion letter.

1.6	The Registration Statement has been filed with the SEC and declared effective pursuant to the Securities Act.

2	Incorporation, existence and corporate power

2.1	The Company has not been listed on the list referred to in article 2 (3) of Council Regulation (EC) No 2580/2001 of 27 December 2001, listed in Annex I to Council Regulation (EC) No 881/2002 of 27 May 2002 or listed and marked with an asterisk in the Annex to Council Common Position 2001/931 of 27 December 2001 relating to measures to combat terrorism, as amended from time to time (although not constituting conclusive evidence thereof, this assumption is supported by the Checks).

2.2	The Company has its centre of main interest (as described in the Insolvency Regulation) in the Netherlands and does not have an establishment (as described in the Insolvency Regulation) which has been subjected to any insolvency proceeding or winding up proceeding outside the Netherlands.

2.3	The Deed of Incorporation contains the articles of association (statuten) of the Company in force on the date of the Resolutions and the Merger Deed (although not constituting conclusive evidence thereof, this assumption, with respect to the date of the Resolutions, is supported by the Pre-Merger Excerpt).

2.4	The Articles are the articles of association (statuten) of the Company in force on the Execution Date and the date hereof (although not constituting conclusive evidence thereof, this assumption with respect to the date hereof is supported by the Post-Merger Excerpt).

3	Consent, approval and corporate authorisations

3.1	The Resolutions (a) correctly reflect the resolutions made by the relevant corporate body of the Company in respect of the transactions contemplated by the Merger Deed and the Deed of Allocation, (b) have been made with due observance of the Deed of Incorporation and any applicable by-laws and (c) remain in full force and effect.

3.2	No member of the board of directors of the Company has a direct or indirect personal interest which conflicts with the interest of the Company or its business in respect of the entering into the Merger Deed and the Deed of Allocation.

3.3	The Company has not established, has not been requested to establish, nor is in the process of establishing any works council (ondernemingsraad) and there is no works council, which has jurisdiction over the transactions contemplated by the Merger Deed and the Deed of Allocation (although not constituting conclusive evidence thereof, this assumption is supported by the contents of the Board Minutes).

4	Execution

The Merger Deed and the Deed of Allocation have been duly executed by or on behalf of the Company.

5	Other parties

5.1	The Common Cross-Border Merger Terms have been executed on behalf of each party thereto (other than the Company) by persons who had all required power, authority and legal capacity to execute the Common Cross-Border Merger Terms.

5.2	Each party to the Deed of Allocation, other than the Company, is validly existing under the laws by which it is purported to be governed on the date hereof and was validly existing under the laws by which it is purported to be governed on the Execution Date.

5.3	Each party to the Deed of Allocation, other than the Company, has all requisite power or capacity (corporate and otherwise) to execute and to perform its obligations under, the Deed of Allocation and the Deed of Allocation has been duly authorised by or on behalf of the parties thereto, other than the Company.

6	Validity

Under any applicable laws (other than Dutch law):

(a) the Merger Deed and the Deed of Allocation constitute the legal, valid and binding obligations of the parties thereto, and are enforceable against those parties in accordance with their terms; and

(b) the choice of law and submission to jurisdiction made in the Merger Deed and the Deed of Allocation is valid and binding.

7	Share capital

The Common Shares and the Special Voting Shares have not been repurchased (ingekocht), cancelled (ingetrokken), reduced (afgestempeld), split, or combined.

Schedule 3

QUALIFICATIONS

The opinions in this opinion letter are subject to the following qualifications:

1	Insolvency

The opinions expressed herein may be affected or limited by the provisions of any applicable bankruptcy (faillissement), suspension of payments (surseance van betaling), emergency regulations (noodregeling), other insolvency proceedings and fraudulent conveyance (actio pauliana), reorganisation, and other laws of general application now or hereafter in effect, relating to or affecting the enforcement or protection of creditors’ rights.

2	Accuracy of information

2.1	The information obtained from a bankruptcy clerk’s office (faillissementsgriffie) and the online international bankruptcy clerk’s office of the court of The Hague (internationale faillissementsgriffie) does not provide conclusive evidence that the Company has not been granted a suspension of payments, declared bankrupt or subjected to any other insolvency proceedings listed in Annex A or winding up proceedings listed in Annex B of the Insolvency Regulation. Under the Dutch Bankruptcy Act (Faillissementswet) the declaration of a bankruptcy is effected by a court order, with effect from and including the day on which the bankruptcy order is issued. The clerk of the bankruptcy court is under an obligation to keep a public register in which, among others, extracts from the court orders by which a bankruptcy order is declared are registered. We have made enquiries with the clerk of the bankruptcy court whether the Company is registered as being declared bankrupt in the register kept by the clerk. We have received oral confirmation that this is not the case. Such confirmation, however, does not constitute conclusive evidence that the Company is not declared bankrupt, as a proper registration of a bankruptcy order is not a condition for the bankruptcy order to be effective.

2.2	The Shareholders’ Register does not provide conclusive evidence that the facts set out therein are correct and complete However, the board of managing directors of a Dutch private or public limited liability company is obliged to regularly update the shareholders’ register of such company.

3	Enforceability

3.1	The opinions expressed herein with respect to the Merger Deed and the Deed of Allocation may be affected by the availability of general defences under Dutch law such as the principles of reasonableness and fairness, modification on grounds of unforeseen circumstances, duress, deceit, mistake, undue influence and, if and to the extent not validly waived, force majeure, the right to suspend performance as long as the other party is in default in respect of its obligations, the right to set-off and the right to dissolve a transaction upon default by the other party.

3.2	A Dutch court will not solely determine the meaning of the provisions of a written agreement by a literal interpretation of the wording, but will also take into account the meaning that the parties in the given circumstances could reasonably ascribe to such provisions and what the parties could reasonably expect from each other. All relevant circumstances should be taken into account, including the sophistication of the parties.

3.3	A Dutch legal entity may invoke the nullity of a transaction if the transaction does not fall within the objects of such legal entity and the other parties to the transaction knew, or without independent investigation, should have known, that such objects were exceeded. In determining whether a transaction falls within the objects of a legal entity all relevant circumstances should be taken into account, including the wording of the objects clause of the articles of association and the level of (direct or indirect) benefit derived by the legal entity.

3.4	In relation to the contractual rights and obligations under an agreement governed by Dutch law:

(a)	notwithstanding any provision to the contrary, such agreement may be amended orally or by the conduct of the parties thereto;

(b)	any provision stating that the rights and obligations thereunder shall bind or enure to the benefit of successors and assignees of any party thereto may not be enforceable in the absence of further agreements to that effect with the successor or assignee;

(c)	notwithstanding any provision in such agreement stipulating that certain documents constitute conclusive evidence, submission of counterproof is generally permitted; and

(d)	a Dutch court has the power to mitigate a contractual penalty.

ANNEX A

executed Deed of Allocation

October 12, 2014

PRIVATE DEED OF INITIAL ALLOCATION

relating to the initial allocation of Special Voting Shares in the capital of Fiat Chrysler Automobiles N.V.

PRIVATE DEED OF INITIAL ALLOCATION OF SPECIAL VOTING SHARES

IN THE CAPITAL OF FIAT CHRYSLER AUTOMOBILES N.V. ON ACCOUNT OF

THE SPECIAL CAPITAL RESERVE

dated October 12, 2014

PARTIES:

(1)	All Initial Qualifying Shareholders listed in Annex A (the Shareholders and each Initial Qualifying Shareholder a Shareholder); and

(2)	Fiat Chrysler Automobiles N.V., a company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands having its official seat in Amsterdam, the Netherlands, and its office address at 240 Bath Road, SL1 4DX, Slough, United Kingdom, (the Company).

WHEREAS:

(A)	On this day, a cross-border statutory merger (grensoverschrijdende fusie) became effective pursuant to which Fiat S.p.A. (Fiat) has ceased to exist as a standalone entity and the Company acquired all Fiat’s assets and assumed all Fiat’s liabilities under universal title of succession (algemene titel) against the allotment of common shares in the share capital of the Company to the shareholders of Fiat at the time of effectiveness of the statutory merger (the Merger).

(B)	This deed concerns an issue of Special Voting Shares in the share capital of the Company as described in clause 6 of the terms and conditions with respect to the special voting shares published on the website of Fiat (www.fiatspa.com) (the Special Voting Shares Terms and Conditions). Defined terms in this deed will have the meaning as set out in the Special Voting Shares Terms and Conditions, unless otherwise defined herein.

(C)	Each of the Shareholders has complied with the requirements set out below and is therefore Initial Qualifying Shareholder in the meaning of clause 6 of the Special Voting Shares Terms and Conditions:

(i)	Each of the Shareholders has uninterruptedly held Common Shares in Fiat from the record date preceding the Fiat EGM up to the Merger Execution Date, as appears from the Initial Broker Confirmation Statement;

(ii)	Each of the Shareholders was present or represented by proxy at the Fiat EGM, as appears from the attendance list;

(iii)	Each of the Shareholders timely submitted a duly completed Initial Election Form, each of which contains a Power of Attorney; and

(iv)	Each of the Shareholders has timely submitted an Initial Broker Confirmation Statement.

(D)	Pursuant to this deed, the Company now wishes to act upon the initial election and will therefore hereby issue in aggregate 408.941.767 (four hundred and eight million nine hundred forty-seven thousand six hundred ninety-five) Special Voting Shares (the New Special Voting Shares) and as such, more specifically, to each Shareholder such number of Special Voting Shares as is specified in Annex A in relation to such relevant Shareholder.

(E)	On 10 October 2014 the board of directors of the Company resolved in a resolution (the Resolution) to issue, amongst other, the New Special Voting Shares in the capital of the Company, with a nominal value of one euro cent (€ 0.01) each for the purposes of the initial allocation.

(F)	The Company and each of the Shareholders will hereby effect the issue of the New Shareholders Special Voting Shares on the terms set out below.

IT IS AGREED:

1.	ISSUE

1.1	The Company hereby issues to each Shareholder such number of New Special Voting Shares as is specified in Annex A in relation to such relevant Shareholder on the terms set out in the Special Voting Shares Terms and Conditions, the Resolution and in this deed and each of the Shareholders hereby accepts the same from the Company.

1.2	The Company shall register the New Special Voting Shares in its shareholders’ register with the entry of the corresponding Common Shares in the Loyalty Intermediary Account. No share certificates shall be issued for the New Special Voting Shares.

2.	OBLIGATION TO PAY

The New Special Voting Shares are issued at par and therefore against an obligation to pay one euro cent (€ 0.01) per New Special Voting Share, which will be fully paid up in cash on account of the special capital reserve of the Company.

3.	RESCISSION

The Company and each of the Shareholders waive their right to rescind the agreement contained in this deed or to demand rescission thereof in accordance with Section 6:265 of the Dutch Civil Code.

4.	GOVERNING LAW

This deed shall be governed by, and interpreted in accordance with, the laws of the Netherlands.

SIGNATURE

This deed is signed by duly authorised representatives of the parties:

SIGNED by	)	SIGNATURE:	/s/ Luca Lombardo
)
for and on behalf of	)
each of the Shareholders listed in Annex A	)	NAME:	Luca Lombardo CEO

SIGNED by	)	SIGNATURE:	/s/ Luca Lombardo
)
for and on behalf of	)
Fiat Chrysler Automobiles N.V.	)	NAME:	Luca Lombardo CEO